Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2008 with respect to the consolidated financial statements of Digimarc Corporation (now known as L-1 Secure Credentialing, Inc.) appearing in the Current Report on Form 8-K/A of L-1 Identity Solutions, Inc. dated October 1, 2008, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Portland, Oregon

May 19, 2009